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                                                                   Exhibit 12(b)


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividends (Unaudited)
                                 (In millions)

                                                      Three Months
                                                     Ended March 31,
                                                    ------------------
                                                    1995          1994
                                                    ----          ----
  Earnings:
  Income before taxes                              $59.5          $23.9

  Add (deduct):
     Income taxes of 50% owned affiliates            1.2            0.9

     Equity in  losses of less than 50%
        owned affiliates                             0.9            1.3

     Dividends received from less
       than 50% owned affiliates                      -             0.1


     Interest capitalized, net of amortization       0.1            0.4

     Fixed charges as described below               15.5           13.4
                                                    ----           ----

           Total                                   $77.2          $40.0
                                                   =====          =====

  Fixed Charges:
     Interest expense                              $10.8           $9.4

     Estimated interest factor in rent expense       4.7            4.0

     Preferred stock dividend requirement            6.8            7.1
                                                     ---            ---

           Total                                   $22.3          $20.5
                                                   =====          =====

  Ratio of earnings to combined fixed charges
     and preferred stock dividends                   3.5            2.0
                                                     ===            ===